Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, July 31, 2013

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES SECOND QUARTER 2013 RESULTS

Highlights:

•	Second quarter operating profit increases 46% and income before taxes rises 60% on revenue increase of 10%

•	Second quarter 2013 effective income tax rate drops to -4.9% due to an income tax valuation allowance release of $12.8 million

Cleveland, Ohio, July 31, 2013 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced net income of $36.2 million, or $2.16 per diluted share, on revenues of $659.6 million for the second quarter of 2013 compared with net income of $19.5 million, or $1.16 per diluted share, on revenues of $602.0 million for the second quarter of 2012. Operating profit increased to $35.9 million for the second quarter of 2013 from $24.6 million in 2012.
For the six months ended June 30, 2013, the Company reported net income of $60.8 million on revenues of $1.3 billion compared with net income of $40.7 million on revenues of $1.2 billion for the first six months of 2012. Operating profit increased to $68.0 million for the first half of 2013 from $54.4 million in the first half of 2012.
The second-quarter 2013 effective tax rate was -4.9% compared with an effective tax rate of 9.3% in the second quarter of 2012. The 2013 rate includes a tax benefit of $12.8 million, or $0.76 per diluted share from the release of certain portions of previously recorded income tax valuation allowances related to the Company's European operations. The second-quarter 2012 effective tax rate includes a tax benefit of $2.1 million from the release of a deferred tax liability provided for unremitted foreign earnings in the second quarter of 2012.
EBITDA for the second quarter of 2013 and the trailing twelve months ended June 30, 2013, was $43.9 million and $159.6 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 6.
The Company's cash position was $162.7 million as of June 30, 2013. Debt as of June 30, 2013 decreased to $134.8 million from $142.2 million as of December 31, 2012.
Hyster-Yale has a stock repurchase program in place that permits the repurchase of up to $50 million of the Company's outstanding Class A common stock. Since the inception of the program in November 2012, Hyster-Yale has purchased approximately 100,000 shares for an aggregate purchase price of $5.2 million, including $3.0 million purchased during the six months ended June 30, 2013.

Discussion of Second Quarter Results
Revenues increased in the second quarter of 2013 compared with the second quarter of 2012 primarily as a result of an increase in unit volumes and parts sales in the Americas. In addition, price increases implemented in 2013 mainly to offset the impact of weakness in the Brazilian real also favorably affected revenues. Unfavorable foreign currency movements mainly attributable to a weakening of the Brazilian real against the U.S. dollar partially offset the increase in revenues.
In the second quarter of 2013, worldwide new unit shipments increased, primarily in the Americas, to approximately 20,900 units from shipments of approximately 18,700 units in the second quarter of 2012 and approximately 20,800 units in the first quarter of 2013. Worldwide backlog was approximately 29,300 units at June 30, 2013 compared with approximately 24,200 units at June 30, 2012 and approximately 27,500 units at March 31, 2013.
The significant increase in the second quarter 2013 net income compared with the 2012 second quarter was driven by a substantial increase in operating profit and the $12.8 million tax benefit. Operating profit for the second quarter of 2013 improved mainly due to an improvement in gross profit as a result of the increase in unit and parts volumes and the favorable effect of price increases, all mainly in the Americas. These improvements were partially offset by higher employee-related expenses in the second quarter of 2013 primarily due to higher incentive compensation estimates and increased marketing expenses to support the Company's five strategic initiatives.
Outlook
The overall global market is expected to continue to grow moderately in the remainder of 2013 compared with 2012. This growth is expected to be driven primarily by increases in the Americas as a result of growth in Brazil and Latin America and continuing recovery in North America demand, and by moderate growth in the Asia-Pacific, Middle East and Africa markets. Europe markets are expected to remain weak, mainly as a result of Western Europe macro-economic conditions. In the context of these market conditions and expected increases in market share, the Company anticipates an overall increase in unit shipments and parts volumes over the remainder of 2013 compared with 2012. The majority of this increase is expected to come from the Americas, with weakness in Western Europe unit shipments.
The Company anticipates material costs in the remainder of 2013 to be comparable to the second half of 2012. Although commodity costs continued to stabilize in the first half of 2013, these markets remain volatile and sensitive to changes in the global economy. The Company will continue to monitor economic conditions and the resulting effects on costs and pricing.
The Company expects operating profit for the remainder of 2013 to be down slightly from the second half of 2012. An increase in operating expenses, as a result of increases in marketing and employee-related costs put in place over the course of 2012 and early 2013 to support the Company's five strategic initiatives and the effect of incremental public company costs the Company will incur as a standalone public entity in the third quarter, is expected to offset the expected increase in gross profit as a result of increased sales volumes. Net income in the second half of 2013 is expected to decline compared with the second half of 2012 as a result of the absence of the $10.7 million valuation allowance release taken in the fourth quarter of 2012 and an expected higher effective income tax rate. The higher effective income tax rate, excluding the effect of the second quarter valuation allowance release in 2013, is primarily because the Company will record the effect of U.S. state, European and Australian income taxes in the second half of 2013 and future years and income is expected to shift from Europe to the Americas.
Geographic segment operating profit results for the second half of 2013 are expected to continue to improve over the second half of 2012 in the Americas segment, which includes the North

America, Latin America and Brazil markets, but decrease, especially in the third quarter as a result of seasonal shutdowns, in the Europe segment, which includes the Middle East and Africa markets. Within Europe, the anticipated weakness of the Western European market and the absence in 2013 of the significant benefit gained in the second half of 2012 from currency hedging are expected to contribute to the decline in the Europe segment results. Asia-Pacific results for the second half of 2013 are also expected to be lower than the second half of 2012 largely due to a decline in value of the Australian dollar. Cash flow before financing activities in 2013 is expected to be significant but decline compared with 2012, as the Company anticipates an increase in capital expenditures in 2013 largely due to the construction of a new plant and to information technology enhancements in Brazil.
The Company remains focused on gaining market share over time, as well as on improving margins on new lift truck units, especially in its internal combustion engine business, through the execution of its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a differentiated, full range of product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, (4) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the Company's dual-brand ownership strategy, and ensuring dealer excellence in all areas of the world, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products. To this end, the Company has development programs underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. The launch of the final model in the electric-rider lift truck program, the 4 to 5 ton cushion tire electric-rider truck, in the Americas during the first quarter of 2013 completes the upgrade of this product line to position it as a leading solution for customers who desire environmental, running cost and productivity benefits of electric counterbalanced trucks. In the future, as segments and applications emerge, some niche products are expected to be introduced on this platform.  With the completion of the Electric Rider program, the Company has now launched new platforms or significant upgrades to the majority of its product line.
Beginning in 2014, the Company is instituting a new model year update program for annual improvements of key performance and capability features of its existing lift truck model platforms. This new program is expected to keep these platforms soundly positioned in the market over time. Improvements will be timed for different product lines through the year to ensure resource leveling and efficient program execution. New platforms are expected to be developed and launched based on emerging segments or significant technological changes.
To support its warehouse growth initiative, the Company expects to introduce a new Reach Truck for the European warehouse industry in the first quarter of 2014, along with major upgrades to its America's warehouse products by the fourth quarter of 2013.
In mid-2011, the Company introduced into certain Latin American markets a new range of UTILEV®_branded lift trucks, which meet the needs of lower-intensity users. This new UTILEV®-branded series of internal combustion engine utility lift trucks was gradually introduced into global markets during 2012, and is expected to continue to gain market position in 2013. The Company currently offers only 1 to 3.5 ton internal combustion engine UTILEV® lift truck models and one model for both Hyster® and Yale® of the standard internal combustion engine lift truck for medium-duty applications. In 2013, the Company expects to expand the UTILEV® lift truck series. The Company also expects to launch additional trucks in the standard model series in future years.
All of these new products and upgraded products are expected to improve revenues and enhance operating margins, as well as help increase market share. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has begun to launch and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, August 1, 2013 at 10:00 a.m. eastern time. The call may be accessed by dialing (888) 679-8034 (Toll Free) or (617) 213-4847 (International), Passcode: 47668454, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 8, 2013. The online archive of the broadcast will be available on the Hyster-Yale website.

Other Measures
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(In millions, except per share data)

Revenues	$659.6	$602.0	$1,304.5	$1,231.5
Cost of sales	545.3	505.1	1,081.0	1,035.6
Gross profit	114.3	96.9	223.5	195.9
Selling, general and administrative expenses	78.4	72.3	155.5	141.5
Operating profit	35.9	24.6	68.0	54.4
Other (income) expense
Interest expense	2.3	3.4	4.8	7.2
Income from unconsolidated affiliates	(0.6)	(0.9)	(1.5)	(1.9)
Other	(0.3)	0.6	(0.5)	0.7
Income before income taxes	34.5	21.5	65.2	48.4
Income tax provision (benefit)	(1.7)	2.0	4.4	7.7
Net income attributable to stockholders	$36.2	$19.5	$60.8	$40.7

Basic earnings per share	$2.16	$1.16	$3.63	$2.43

Diluted earnings per share	$2.16	$1.16	$3.62	$2.42

Basic weighted average shares outstanding	16.730	16.777	16.735	16.766
Diluted weighted average shares outstanding	16.789	16.800	16.783	16.794

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2012	12/31/2012	3/31/2013	6/30/2013	6/30/13 Trailing 12 Months
	(In millions)
Net income attributable to stockholders	$24.9	$32.4	$24.6	$36.2	$118.1
Noncontrolling interest income	—	0.1	—	—	0.1
Income tax provision	4.2	(4.9)	6.1	(1.7)	3.7
Interest expense	2.5	2.7	2.5	2.3	10.0
Interest income	(0.5)	(0.3)	(0.3)	(0.3)	(1.4)
Depreciation and amortization expense	6.7	7.5	7.5	7.4	29.1
EBITDA*	$37.8	$37.5	$40.4	$43.9	$159.6

(All amounts are subject to annual audit by our independent registered public accounting firm.)

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(In millions)
Revenues
Americas	$433.2	$378.6	$851.7	$773.9
Europe	171.3	171.1	345.9	353.0
Asia-Pacific	55.1	52.3	106.9	104.6
Total	$659.6	$602.0	$1,304.5	$1,231.5

Operating profit
Americas	$27.9	$14.0	$52.6	$33.1
Europe	7.3	9.5	13.0	19.1
Asia-Pacific	0.7	1.1	2.4	2.2
Total	$35.9	$24.6	$68.0	$54.4

Net income attributable to stockholders
Americas	$14.3	$9.0	$33.2	$19.9
Europe	21.6	9.1	25.6	18.0
Asia-Pacific	0.3	1.4	2.0	2.8
Total	$36.2	$19.5	$60.8	$40.7

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2013	2012
	(In millions)
Net cash provided by operating activities	$40.1	$53.1
Net cash used for investing activities	(6.5)	(5.7)
Cash Flow Before Financing Activities	$33.6	$47.4

	June 30, 2013
Cash	$162.7
Debt	134.8
Net Debt	$(27.9)

(All amounts are subject to annual audit by our independent registered public accounting firm.)